UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2014

Cosmos Holdings Inc.
(Name of registrant in our charter)

Nevada	333-162597	27 0611758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS I.D.

 141 W. Jackson Blvd., Suite 4236
Chicago, Illinois 60604
(Address of Principal Executive Offices)

312.674.4529
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1)   Resignation of Directors/Officers

By letter dated January 13, 2014, Mr. Panagiotis Drakopoulos resigned as Treasurer (CFO) and Director of the Company, effective January 13, 2014. His letter did not indicate any disagreement with management and stated specifically that his resignation was due to personal reasons.

By letter dated January 13, 2014, Mr. Konstantinos Vassilopoulos resigned as Secretary and Director of the Company, effective January 13, 2014. His letter did not indicate any disagreement with management and stated his resignation was “due the fact that the agreement I had with the company expired last week.”

2)   Appointment of New Officer/Director

Effective January 13, 2014, Mr. Dimitrios Goulielmos, President and Director will become Acting Principal Financial Officer and Principal Accounting Officer, although the Company anticipates starting a search for someone to fill this position full time.

Effective January 13, 2014, Mr. Demetrios G. Demetriades was elected as Secretary and Director of the Company.  Mr. Demetriades, age 48, since January 2003 has been Director of Highlander Spring Trading Ltd, a trading company.  From November 2000 to December 2002 he was Marketing Director of Eurolink Securities Ltd which was involved in trading in the Cyprus Stock Exchange.  From January 1995 to November 2000 he was Supervising Officer of Laiki Factors Ltd a financing company.  As a member of the board, Mr. Demetriades contributes the benefits of his trading, executive leadership and management experience.  Mr. Demetriades will be compensated for his service from time-to-time as the Board of Directors will determine.

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director is elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal.  There are no family relationships between any director or executive officer.  There is no other arrangement or understanding between the new director and any other persons, naming such persons, pursuant to which such director was selected as a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cosmos Holdings Inc.

Date: January 15, 2014	By:	/s/ Dimitrios Goulielmos
Dimitrios Goulielmos
Principal Executive Officer

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